AMENDMENT NO. 1

TO

COMMON STOCK PURCHASE WARRANT NUMBER ____

Applied Therapeutics, Inc.

Amendment Date: __________, 2022

Reference is made to the above captioned Common Stock Purchase Warrant (the “Original Warrant”) that entitles the holder thereof and identified in the signatures pages hereto (the “Holder”), upon the terms and subject to the limitations on exercise and the conditions set forth in therein, at any time on or after the Issue Date and on or prior to the Termination Date but not thereafter, to subscribe for and purchase from Applied Therapeutics, Inc., a Delaware corporation (the “Company”), the Warrant Shares specified therein.

Section 1.Definitions. Capitalized terms used in this Amendment No. 1 to the Original Warrant (this “Amendment”) and not otherwise defined herein shall have the meanings set forth in the Original Warrant.  From and after the date hereof, all references to the “Warrant” in the Original Warrant shall be to the Original Warrant as amended by this Amendment.
Section 2.Amendment to Original Warrant. The Company and the Holder hereto agree that the Original Warrant is amended as follows:
(a)As of the date hereof, Section 3(d) (Fundamental Transaction) of the Original Warrant, including the defined terms established therein, is hereby deleted in its entirety and replaced with the following (with additions in italics and deletions in ~~strikethrough~~):

“Fundamental Transaction. If, at any time while this Warrant is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company (and all of its Subsidiaries, taken as a whole), directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of more than 50% ~~or more~~ of the outstanding Common Stock or more than 50% ~~or more~~ of the outstanding voting power of the common equity of the Company, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than 50% ~~or more~~ of the outstanding shares of Common Stock or more than 50% ~~or more~~ of the outstanding voting power of the common equity of the Company (each a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder (without regard to any limitation in Section 2(e) on the exercise of this Warrant), the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such Fundamental Transaction (without regard to any limitation in Section 2(e) on the exercise of this Warrant). For purposes of any such exercise, the determination of the Exercise Price shall be

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appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Warrant and the other Transaction Documents in accordance with the provisions of this Section 3(d) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein. Notwithstanding the foregoing, in the event of a Change of Control, that is approved by the Company's Board of Directors (and not for avoidance of doubt if the Change of Control is not within the Company's control), the Holder shall surrender this Warrant and shall be entitled to receive from the Company or any Successor Entity, as of the date of consummation of such Change of Control, the same type or form of consideration (and in the same proportion), at the Black Scholes Value of the unexercised portion of this Warrant, that is being offered and paid to the holders of Common Stock of the Company in connection with the Change of Control, whether that consideration be in the form of cash, stock or any combination thereof, or whether the holders of Common Stock are given the choice to receive from among alternative forms of consideration in connection with the Change of Control. As used herein, “Black Scholes Value” means the value of this Warrant based on the Black-Scholes Option Pricing Model obtained from the “OV” function on Bloomberg determined as of the day immediately following the first public announcement of the applicable Change of Control, or, if the Change of Control is not publicly announced, the date the Change of Control is consummated, for pricing purposes and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of this Warrant as of such date of request, (ii) an expected volatility equal to the lesser of (x) 100% and (y) the 30 day volatility obtained from the HVT function on Bloomberg as of the Trading Day immediately following the public announcement of the applicable Change of Control, (iii) the underlying price per share used in such calculation shall be the greater of (a) the highest Weighted Average Price during the five (5) Trading Days prior to the closing of the Change of Control and (b) the sum of the price per share being offered in cash, if any, plus the value of any non-cash consideration, if any, being offered in such Change of Control, (iv)

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a zero cost of borrow and (v) a 360 day annualization factor. As used herein, “Change of Control” means any Fundamental Transaction other than (i) any reorganization, recapitalization or reclassification of the Common Stock in which holders of the Company's voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, are, in all material respects, the holders of the voting power of the surviving entity (or entities with the authority or voting power to elect the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities) after such reorganization, recapitalization or reclassification, (ii) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company or (iii) a merger in connection with a bona fide acquisition by the Company of any Person in which (x) the gross consideration paid, directly or indirectly, by the Company in such acquisition is not greater than 20% of the Company's market capitalization as calculated on the date of the consummation of such merger and (y) such merger does not contemplate a change to the identity of a majority of the board of directors of the Company. Notwithstanding anything herein to the contrary, any transaction or series of transactions that, directly or indirectly, results in the Company or the Successor Entity not having Common Stock or common stock, as applicable, registered under the 1934 Act and listed on an Eligible Market shall be deemed a Change of Control. As used herein, “Eligible Market” means The Nasdaq Capital Market, the NYSE American LLC, The Nasdaq Global Select Market, The Nasdaq Global Market or The New York Stock Exchange, Inc.”

Section 3.Notices. From and after the date hereof, any notices, consents, waivers or other document or communications required or permitted to be given or delivered under the terms of the Warrant (as amended hereby) will be mailed, delivered or e-mailed pursuant to the procedures set forth in Section 5(h) (Notices) of the Original Warrant to the addresses and e-mail addresses of the Company and the Holder, respectively, set forth on the signature pages hereto.
Section 4.No Other Amendments; Integration. The parties hereto agree that, except as set forth in, and amended by, this Amendment, all the terms and provisions of the Original Warrant shall remain in full force and effect.  This Amendment supersedes all prior agreements and understandings (whether written or oral) between the Company and the Holder with respect to the subject matter hereof.
Section 5.Miscellaneous. The provisions of Section 5 (Miscellaneous) of the Original Warrant are incorporated herein, mutatis mutandis, as if a part hereof.
Section 6.Counterparts and Electronic Signatures. This Amendment may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties hereto need not sign the same counterpart.  Counterparts may be delivered via electronic mail (including email delivery of a “.pdf” format data file or any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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(Signature Pages Follow)

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If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company the enclosed duplicate hereof, whereupon this Amendment and your acceptance shall represent a binding agreement among the Company and the Holder.

HOLDER

By:

Name:

Title:

Address and Email for Notice:

[Signature Page to Amendment No. 1 to Common Stock Purchase Warrant]

The foregoing agreement is hereby confirmed and accepted as of the date first written above.

COMPANY

APPLIED THERAPEUTICS, INC.

By:

Name:Shoshana Shendelman

Title:President and Chief Executive Officer

Address and Email for Notice:

Applied Therapeutics, Inc.

545 5th Avenue, Suite 1400

New York, NY 10017

Attention: Shoshana Shendelman
President and Chief Executive Officer

Email: sshendelman@appliedtherapeutics.com

With a copy for informational purposes only) to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

Attention: Michael Schwartz

Email: michael.schwartz@skadden.com

[Signature Page to Amendment No. 1 to Common Stock Purchase Warrant]